                      STONE ARCADE ACQUISITION CORPORATION
                       c/o Stone-Kaplan Investments, LLC
                        One Northfield Plaza, Suite 480
                              Northfield, IL 60093


                                 August 2, 2005



VIA TELECOPY (202) 942-9516
---------------------------
Mr. John D. Reynolds
United States Securities and
Exchange Commission
100 F Street, NE
Washington, D.C. 20549-3651


RE: Stone Arcade Acquisition Corporation (the "Company") Registration Statement on Form S-1
                (File No. 333-124601) (the "Registration Statement")
                ---------------------------------------------------

Dear Mr. Reynolds:

     The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., on Thursday, August 4, 2005, or as soon thereafter as practicable.

                                     Very truly yours,


                                     STONE ARCADE ACQUISITION CORPORATION


                                     By:   /s/ Roger W. Stone
                                          --------------------------------------
                                          Name:  Roger W. Stone
                                          Title: Chairman and Chief Executive
                                                  Officer

                            MORGAN JOSEPH & CO. INC.
                          600 Fifth Avenue, 19th Floor
                            New York, New York 10020

                                 August 2, 2005



VIA TELECOPY (202) 942-9516
---------------------------
Mr. John D. Reynolds
United States Securities and
Exchange Commission
100 F Street, NE
Washington, D.C. 20549-3651


RE:     Stone Arcade Acquisition Corporation (the "Company")
        Registration Statement on Form S-1
        (File No. 333-124601) (the "Registration Statement")
        ----------------------------------------------------------------------

Dear Mr. Reynolds:

     In connection with the Registration Statement on Form S-1 of Stone Arcade Acquisition Corporation, the undersigned, which is acting as one of the underwriters of the offering, hereby requests acce1eration of the effective date and time of the Registration Statement to 4:00 p.m. on Thursday, August 4, 2005 or as soon thereafter as practicable, pursuant to Rule 461 of the Securities Act of 1933, as amended.

                                 Very truly yours,

                                 MORGAN JOSEPH & CO. INC.



                                 By:       /s/ Mary Lou Malanoski
                                         ------------------------------------
                                 Name:   Mary Lou Malanoski
                                 Title:  Managing Director

                      STONE ARCADE ACQUISITION CORPORATION
                       c/o Stone-Kaplan Investments, LLC
                        One Northfield Plaza, Suite 480
                              Northfield, IL 60093

                                                        August 2, 2005

John Reynolds, Assistant Director
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    Stone Arcade Acquisition Corporation (the "Company")
       Registration Statement on Form S-1
       (File No. 333-124601) (the "Registration Statement")
       ----------------------------------------------------

Dear Mr. Reynolds:

     In connection with the Company's request for acceleration of the Registration Statement, the Company hereby acknowledges that:

     o Should the Securities and Exchange Commission (the "Commission") or the Staff, acting pursuant to delegated authority, declare the Registration Statement effective, the Commission is not foreclosed from taking any action with respect to the Registration Statement;

     o The action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

     o The Company may not assert the actions of the Commission referred to above as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



                                          Very truly yours,

                                          STONE ARCADE ACQUISITION
                                          CORPORATION



                                          By:    /s/ Roger W. Stone
                                              -------------------------
                                          Name:  Roger W. Stone
                                          Title: Chairman and Chief Executive
                                                  Officer